UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 22, 2004

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION
ITEM 7.01. Regulation FD Disclosure
Signature

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel; the competitive environment and other trends in our industry; economic conditions; our reliance on automated systems; actual or threatened terrorist attacks, global instability and potential U.S. military involvement; our ability to meet our cost reduction goals; the outcome of contract talks with the Air Line Pilots Association, whether as a result of negotiations or binding arbitration; labor disputes; changes in laws and regulations; liability and other claims asserted against us; failure to expand our business; interest rates and the availability of financing; our ability to attract and retain qualified personnel; changes in our business plans; our significant indebtedness; downgrades of our credit ratings; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Amendment No. 1 to its Annual Report for the year ended December 31, 2003 on Form 10-K/A. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2004. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption and the restructuring charges associated with our recently announced restructuring efforts, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. In addition, we believe the disclosure of financial performance without restructuring charges and mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Fourth Quarter 2004

	Forecast	Change
	Q4	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,456	5.0%
Fuel gallons (000,000)	86.2	3.4%
Cost per ASM as reported on a GAAP basis (cents)*	10.7	5.9%
Less: Fuel cost per ASM (cents)*	2.4	60.0%
Less: Restructuring charge per ASM (cents)*	0.4	100.0%

Cost per ASM excluding fuel and restructuring charges (cents)*	7.9	(8.1%)

* For Alaska, our forecast of cost per available seat mile, fuel cost per available seat mile and restructuring charge per available seat mile is based on forward-looking estimates which will likely differ significantly from actual results due to the volatility of fuel prices. Factors impacting our estimates include (but are not limited to) volatility of fuel prices and estimated severance and benefit costs associated with our restructuring activities as discussed in previous periods.

Alaska Airlines’ October traffic increased 11.1% to 1.251 billion RPMs from 1.126 billion flown a year earlier. Capacity during October was 1.802 billion ASMs, 4.6% higher than the 1.722 billion in October 2003. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 69.4%, compared to 65.4% in October 2003. The airline carried 1,270,700 passengers compared to 1,183,300 in October 2003.

For October 2004, RASM increased by 0.3% as compared to October 2003 due to an increase in load factor partially offset by a decrease in yield.

	Forecast	Change
	Q4	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	775	25.2%
Fuel gallons (000,000)	12.3	(6.1%)
Cost per ASM as reported on a GAAP basis (cents)*	16.6	(11.2%)
Less: Fuel cost per ASM (cents)*	2.5	19.0%

Cost per ASM excluding fuel (cents)*	14.1	(15.1%)

* For Horizon, our forecast of cost per available seat mile and fuel cost per available seat mile is based on forward-looking estimates which will likely differ significantly from actual results. Factors impacting our estimates include (but are not limited to) volatility of fuel prices.

Horizon Air’s October traffic increased 29.9% to 180.6 million RPMs from 139.0 million flown a year earlier. Capacity for October was 266.6 million ASMs, 26.5% higher than the 210.8 million in October 2003. The passenger load factor for the month was 67.8%, compared to 66.0% in October 2003. The airline carried 512,300 passengers compared to 429,400 in October 2003.

For the fourth quarter of 2004, CASM excluding fuel is expected to decrease 15.1% compared to the fourth quarter of 2003, reflecting changes in Horizon’s flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines. Under the contract flying agreement with Frontier, Horizon does not incur many of the normal costs of operations such as fuel, marketing costs and station labor and rents, resulting in significantly lower CASM (excluding fuel) and RASM. Horizon is currently operating nine 70-seat Bombardier CRJ-700 aircraft under the Frontier JetExpress brand, representing approximately 20% to 25% of total Horizon capacity and approximately 9% to 10% of total Horizon revenue.

For October 2004, RASM decreased by 16.5% as compared to October 2003 resulting from the contract flying with Frontier.

Capacity Estimates for 2004

Provided below are current capacity (ASMs in millions) estimates for the full year of 2004:

	Forecast	Change
	2004	Yr/Yr
Alaska Airlines capacity	22,281	7.1%
Horizon Air capacity	3,089	20.2%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments was approximately $921 million at October 31, 2004 compared to $879 million at September 30, 2004. The increase of $42 million is principally due to cash provided from operations as well as the receipt of the disputed Mexico navigation fees discussed in our third quarter Form 10-Q.

Fuel Hedging

Beginning in the second quarter of 2004, we lost the ability to defer, as a component of Accumulated Other Comprehensive Income, recognition of any unrealized gain or loss on our fuel hedge contracts until the hedged fuel is consumed (also known as the ability to use “hedge accounting”). The implications of this loss going forward are as follows:

•	we will have more volatile earnings as we mark our entire hedge portfolio to market each period-end and report the gain or loss in other non-operating income or expense,

•	because we mark our portfolio to market each period, the impact of the fuel hedging program will not be included in our results in the same period as the related fuel is purchased and consumed.

To help investors understand our results, we are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for October 2004.

October 2004	Alaska Airlines	Alaska Airlines	Horizon Air	Horizon Air
(unaudited)	(000s)	Cost/Gal	(000s)	Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$48,728	$1.69	$7,192	$1.73
Gains on settled hedges included in fuel expense	1,222	.04	167	.04

GAAP fuel expense	$47,506	$1.65	$7,025	$1.69
Gains on settled hedges included in non-operating income*	6,159	.21	840	.20

Economic fuel expense	$41,347	$1.44	$6,185	$1.49

% Change from prior year	68.2%	61.8%	49.8%	60.2%

Mark-to-market gains (losses) included in non-operating income related to hedges that settle in future periods	$20,666	NM	$2,818	NM

*Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

Excluding all gains on hedges recorded under generally accepted accounting principles and including the cash settlement received or due for hedges settled during the period, Alaska and Horizon’s pre-tax income (loss) would have been lower by approximately $20.7 million and $2.8 million, respectively.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
Fourth Quarter 2004	50%	$30.39
First Quarter 2005	50%	$29.86
Second Quarter 2005	50%	$28.97
Third Quarter 2005	50%	$28.81
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	45%	$34.87
Second Quarter 2006	35%	$36.23
Third Quarter 2006	25%	$38.11
Fourth Quarter 2006	15%	$40.08
First Quarter 2007	10%	$39.78
Second Quarter 2007	10%	$39.44
Third Quarter 2007	10%	$39.12
Fourth Quarter 2007	5%	$42.65

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand at the end of 2003 and changes in 2004 and 2005 based on our contractual commitments and expected retirement plans:

			Change	Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(2)	(1)
B737-400	138	40
B737-700	120	22
B737-800	160	0		3
B737-900	172	11	1
MD-80	140	27	(1)

Total		109	(2)	2

Horizon Air
Q200	37	28
Q400	70	16	2
CRJ 700	70	18		1

Total		62	2	1

Alaska has no firm commitments for aircraft deliveries beyond 2005. However, we plan to acquire three B737-800s in 2006. These planned acquisitions are not included in the table above since we do not have firm commitments at this time. Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: November 22, 2004

/s/ Brandon S. Pedersen
Brandon S. Pedersen Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer